Room 4561

      October 12, 2005

Xin Liu
Chairman and President
Bluepoint Linux Software Corp.
Xinyang Building, 4th Floor, Bagua 4th Road
Shenzhen, Guangdong  518029, P.R. China


	Re:	Bluepoint Linux Software Corp.
   Form 10-KSB for the Fiscal Year Ended
   December 31, 2004
		Filed April 29, 2005

Dear Mr. Liu:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


??

??

??

??


Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
Page 1